Exhibit 1SA-6.g

JTIC FUND LOAN

PROMISSORY NOTE

DATE: September 9, 2025

1.	The Parties to this Note.

Borrower is East Bay Permanent Real Estate Cooperative, Inc. a California Cooperative Corporation, with its principal office located at 1428 Franklin St., Oakland, California 94612, and is referred to in this note as Borrower.

Lender is Just Transition Integrated Capital Fund, LLC a District of Columbia limited liability company, and is referred to in this Note as Lender.

2.	Promise to Pay.

For value received, East Bay Permanent Real Estate Cooperative, Inc. (the “Borrower”) agrees and promises to Just Transition Integrated Capital Fund, LLC (the “Lender”), that the Borrower will repay the principal sum of Two Million and Two Hundred and Fifty Thousand Dollars ($2,250,000.00) or so much of that Amount as Lender has advanced pursuant to the Loan Agreement effective on the same date as this Promissory Note.

3.	Terms of Repayment.

To repay the loan, Borrower promises to pay Lender Two Million and Two Hundred and Fifty Thousand Dollars ($2,250,000.00). Payments shall be due as outlined below.

a.	Amount of the Loan. $2,250,000.00

b.	No Interest.

c.	Length of Term. 5 years

The terms of this Promissory Note shall be read to the extent possible in a manner consistent with the terms of the Loan Agreement, but in the case of a conflict between the terms of this Promissory Note and the Loan Agreement, the terms of this Promissory Note shall control.

4.	Interest Rate.

This loan shall not accrue interest.

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5.	Payment; Prepayment.

a.	Maturity Date. All sums due under this Promissory Note are due in full on September 30, 2030, (“Maturity Date"). On the Maturity Date, Borrower is required to pay Lender all outstanding principal and any other unpaid sums due under this Promissory Note.

b.	Payments. Payment on the outstanding Principal shall be made by check or wire transfer.

The outstanding principal under this Promissory Note together with all interest accrued thereon and unpaid shall be payable on the Maturity Date.

c.	Prepayment of Note in Whole or in Part. Borrower may at its option pay the whole or part of the outstanding amount of this Promissory Note at any time before the Maturity Date without penalty.

d.	Application of Payments. Lender agrees that the Borrower may apply every payment or prepayment first to costs due under this Promissory Note, and then to the unpaid Principal.

6.	Default.

a.	Event of Default Defined; Breach Defined. An Event of Default is any breach of the Loan Agreement. A breach is the failure to perform on or comply with any term or procedure of the Loan Agreement.

b.	No General Event of Default in Event of Failure to Pay. A failure by Borrower to make a required payment of principal or accrued interest under the terms of the Loan Agreement shall be an Event of Default only if, on the Maturity Date, Borrower possesses the available Net Liquid Funds to make the required principal or accrued interest payment and Borrower has not made the payment.

c.	No Waiver. Lender may delay or decide not to exercise any of its rights to strictly enforce any term of this Promissory Note or the Loan Agreement, without losing those rights.

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7.	Waiver of Presentment.

Lender agrees that it does not have to demand payment when payment is due. Borrower is responsible to make the payments when due. If for any reason Lender delays to exercise its rights under this Note, that delay is not a waiver of Lender’s rights under this Note.

8.	Governing Law; Jurisdiction; Venue.

This Promissory Note is governed by, construed, and enforced under the laws of the District of Columbia. The Borrower consents to the jurisdiction and venue of any court located in the District of Columbia for any action in connection with this Promissory Note.

9.	Attorney Fees and Costs. If Lender brings any legal proceeding to enforce this Note, the Borrower and Lender agree to equally share all of Lender’s reasonable attorney fees and costs incurred in collecting the sums due under this Promissory Note.

10.	Miscellaneous.

a.	Integration. This Agreement supersedes any prior oral or written understandings or communications between the Parties and constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall be binding upon successors and assignees of the Parties.

b.	Modification. This Agreement may be modified by written mutual consent of the Parties.

(Signatures on following page)

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This Promissory Note is executed as of the date first above written.

BORROWER:

FOR: EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.

By:	/s/ Noni Session	9/9/25
	Noni Session	Date
Executive Director

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